Cerence Q1 FY24 Earnings Presentation Stefan Ortmanns, Chief Executive Officer Tom Beaudoin, Chief Financial Officer Rich Yerganian, SVP of Investor Relations February 6, 2024 Exhibit 99.2

Forward-Looking Statements Statements in this presentation regarding: Cerence’s future performance, results and financial condition; expected growth and profitability; strategy; opportunities; business, industry and market trends; strategy regarding fixed contracts and its impact on financial results; revenue visibility, revenue timing and mix, demand for Cerence products; innovation and new product offerings, including AI technology; expected benefits of technology partnerships; cost efficiency initiatives; and management’s future expectations, estimates, assumptions, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” "projects," "forecasts," “expects,” “intends,” "continues," "will," "may," or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risk, uncertainties and other factors, which may cause actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements, including, but not limited to: the highly competitive and rapidly changing market in which we operate; adverse conditions in the automotive industry, the related supply chain and semiconductor shortage, or the global economy more generally; the impacts of the COVID-19 pandemic on our and our customers’ businesses; the impact of the war in Ukraine, conflict between Israel and Hamas, and attacks on commercial ships in the Red Sea on our and our customers’ businesses; our ability to control and successfully manage our expenses and cash position; escalating pricing pressures from our customers; the impact on our business of the transition to a lower level of fixed contracts, including the failure to achieve such a transition; our failure to win, renew or implement service contracts; the cancellation or postponement of existing contracts; the loss of business from any of our largest customers; effects of customer defaults; our inability to successfully introduce new products, applications and services; our strategies to increase cloud offerings and deploy generative AI and large language models (LLMs); the inability to recruit and retain qualified personnel; disruptions arising from transitions in management personnel; cybersecurity and data privacy incidents; failure to protect our intellectual property; defects or interruptions in service with respect to our products; fluctuating currency rates and interest rates; inflation; financial and credit market volatility; and the other factors discussed in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date made.  We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law.

Q1 FY24 – Business Highlights Our AI innovation roadmap was validated with various global OEMs, generating new opportunities with existing customers and re-opening discussions for potential win-backs AI product strategy based on data ownership, customizable and OEM-controlled solutions, ultra-fast inferencing, and cost optimization Developed AI partnerships with NVIDIA and Microsoft Steady progress with new and existing customers: Program extension with major North American OEM Win-back of lead Japanese OEM Continued expansion of Chinese OEMs for overseas programs Strategic North American design win in AIoT for wearables Consistent execution leads to the sixth consecutive quarter of strong performance on revenue and profitability 54% penetration Maintained leadership position within Auto Core global auto production 6 major platform releases 4 product launches in AIoT 9 transportation SOPs* * SOP = Start of Production

Cerence AI Strategy Delivers on the Potential of LLMs

Solutions for Existing Systems | **Next Gen**

- **Car Knowledge**
  - 7 P-DEV in 1H FY24
  - 2 SOPs in 2H FY24
- **CA with NLU Plus**
  - 6 P-DEV in 2H FY24
  - 1 SOP in 2H FY24
- **Chat Pro**
  - 6 P-DEV in 1H FY24
  - 3 SOPs in 2H FY24
- **Next Gen AI**
  - 3 P-DEV 2H FY24
  - …

SOP & P-DEV Timeline per Product Line

- Large Multi-Modal Models expected to become the new computing engine (AI Agents), enabling a single conversational interface to work across applications to complete tasks based on user preferences
- LLM-based architecture with automotive-specific data and scalable tech stack to deliver new branded experiences for end users
- First automotive-grade LLM solution introduced with VW at CES; executed at 'AI innovation' speed - from concept to product in less than 3 months

P-DEV : pre-development, SOP : start of production

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Cerence Full Stack – Next-Gen AI Computing Platform Driving a More Immersive In-Cabin Experience Multi-modal, hybrid-based LLM architecture with intelligent reasoning  Multi-seat support with barge-in capabilities and all-seat microphone capture with wake-word free invocation Proactive AI, Emotion Detection, Voice Biometrics New neural ASR & TTS technology stack

Video

Building Momentum for Cerence AI Technology at CES Strong recognition among automotive OEMs, tech partners, investors, and media, solidifying our reputation as an AI innovation leader More than 200 customer meetings and demos leading to an enhanced pipeline of new business opportunities Joint press conference with VW hosted over 300 media representatives leading to extensive media coverage on Cerence solutions Global media coverage included 15 "Best of CES“ mentions in recognition of Cerence’s leadership in effectively integrating LLM technology into Cerence products

Q2 FY24 Company Priorities: Leverage the Strong Momentum of Our AI Roadmap Build on strong receptivity from global OEMs to grow pipeline for new products Partner with OEMs for quick deployment of cloud-based technologies for both new production and cars already on the road Achieve SOP for Cerence Chat Pro, Cerence Assistant with enhanced NLU, and Cerence Car Knowledge with initial customers Execute on Cerence Next-Gen Computing Platform facilitating a truly immersive in-cabin experience Make solid progress on potential win-back opportunities coming from interactions at CES

Q1 FY24 Financial Details Tom Beaudoin, CFO

Cerence Delivers Strong Q1 Results Q1FY24 Q1FY24 Guidance Revenue(a) $138.3M $128M - $132M GAAP Gross Margin 81.0% 80% - 81% Non-GAAP Gross Margin(b,c) 81.5% 81% - 82% GAAP Net Income $23.9M $19M – $23M Adjusted EBITDA(b,c) $70.4M $58M – $62M Non-GAAP Net Income(b,c) $54.3M $40M – $44M GAAP EPS – diluted $0.53 $0.42 – $0.50 Non-GAAP EPS – diluted(b,c) $1.12 $0.84 – $0.92 As previously disclosed, Q1FY24 revenue includes the acceleration of the non-cash revenue associated with the Toyota “Legacy” contract and related impacts totaling $77.7M. Non-GAAP excludes acquisition-related costs, amortization of acquired intangible assets, stock-based compensation, restructuring and other costs. Refer to the Appendix for more information on GAAP to non-GAAP reconciliations and related definitions.

Detailed GAAP Revenue Breakdown

In millions	Q2FY22	Q3FY22	Q4FY22	Q1FY23	Q2FY23	Q3FY23	Q4FY23	Q1FY24
Total License:	**$46.3**	**$46.4**	**$19.0**	**$45.4**	**$30.8**	**$25.9**	**$43.1**	**$20.8**
Variable[(a)]	$20.2	$22.3	$19.0	$26.3	$26.2	$25.8	$30.3	$20.8
Total Fixed[(b)]	$25.6	$23.3	$0	$19.1	$4.6	$0	$12.8	$0
Prepaid (cash upfront)	$5.7	$13.2	$0	$18.0	$4.6	$0	$12.8	$0
Minimum Commitment (no cash upfront)	$19.9	$10.1	$0	$1.1	$0	$0	$0	$0
Other Markets[(c)]	$0.5	$0.8	$0	$0	$0	$0	$0	$0
Connected Services:	**$19.3**	**$20.0**	**$18.1**	**$18.4**	**$18.9**	**$18.6**	**$19.2**	**$96.8**
Total New	$11.0	$11.6	$9.6	$9.9	$10.5	$10.2	$10.8	$21.1
Subscription/Usage	$11.0	$9.9	$9.6	$9.9	$10.5	$10.2	$10.8	$21.1
Customer Hosted[(d)]	$0	$1.7	$0	$0	$0	$0	$0	$0
Legacy[(e)]	$8.3	$8.4	$8.5	$8.5	$8.4	$8.4	$8.4	$75.7
Professional Services	**$20.7**	**$22.6**	**$21.0**	**$19.9**	**$18.7**	**$17.2**	**$18.5**	**$20.7**
Total Revenue:	**$86.3**	**$89.0**	**$58.1**	**$83.7**	**$68.4**	**$61.7**	**$80.8**	**$138.3**

(a) Based on volume shipments of licenses net of the consumption of fixed contracts.
(b) Fixed license revenue includes prepaid and minimum commitment deals.
(c) Non-transportation revenue.

(d) Customer Hosted is a software license that allows the customer to take possession of the software and enable hosting by the customer or a third party.
(e) Legacy contract is a connected services contract with Toyota acquired by Nuance through a 2013 acquisition. Toyota decided to decommission the solution in Q1FY24 resulting in the acceleration of deferred revenue.

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In millions FY2021 Fiscal Year 2021 FY2022 FY2023 FY2024 Q1 Q2 Q3 Q4 FY21 Q1 Q2 Q3 Q4 FY22 Q1 Q2 Q3 Q4 FY23 Q1 Fixed Contracts $10.1 $17.3 $18.2 $25.4 $71.0 $20.1 $25.6 $23.3 $0 $69.0 $19.1 $4.6 $0 $12.8 $36.5 $0 Pro Forma Royalties(a) $48.6 $47.4 $42.9  $34.0 $172.9 $39.6 $39.7  $41.5  $39.1 $159.9 $41.7 $43.1 $44.5 $45.8 $175.1 $35.3 Consumption of Fixed Contracts(b) ($12.3) ($10.3) ($11.1) ($13.2) ($46.9) ($18.0) ($19.5) ($19.2) ($20.1) ($76.8) ($15.4) ($16.9) ($18.7) ($15.5) ($66.5) ($14.5) Variable $36.3 $37.1 $31.8   $20.8 $126.0  $21.6  $20.2 $22.3  $19.0 $83.1 $26.3 $26.2 $25.8 $30.3 $108.7 $20.8 IHS Production (million units) 23.6 20.7 18.8 16.6 79.7 21.2 20.0 19.1 21.2 81.5 21.9 21.4 22.2 22.3 87.8 23.9 (a) Pro forma Royalties is a measure of the total value of licenses shipped in a quarter and is calculated by adding the absolute value of consumption and variable. (b) Licenses shipped in the quarter associated with fixed contracts. Pro Forma Royalties Expected revenue contribution from fixed contracts for FY24 has been reduced to approximately $20M per year.

Global Auto Penetration (TTM)  remained at 54% 12.4M units shipped with Cerence technology, up 7% year-over-year and up 6% QoQ (IHS up 9% YoY and up 6% QoQ) Change in number of Cerence connected cars shipped (TTM over prior year TTM)(1) units, up 36% Change in Adjusted Total Billings increased 4% YoY, (TTM/TTM) (2) 30% Increase in Monthly Active Users (YoY) Strong KPI(3) Performance High Level of Engagement with Customers and Partners 13 Based on IHS Markit data, global auto production increased 9% over the same time period ended on December 31, 2023 Growth in Adjusted Total billings excludes professional services, prepaid contracts, and prepaid consumption Please refer to the appendix for KPI definitions

Toyota “Legacy” Contract Business purchased by Nuance in 2013, solution launched in 2011 Amortization schedule originally projected to go through Q1FY26 at approximately $8.4M per quarter Non-cash revenue Toyota decided to decommission the solution in our fiscal Q1FY24 resulting in the acceleration of the deferred revenue for this contract to that quarter Add chart showing old and new schedule Revenue Impact Per Fiscal Period Q1FY24 FY24 FY25 FY26 Pre-decommission of service ~$8.4M ~$33.8M ~$33.7M ~$8.5M Post-decommission of service $76.3M $76.3M $0 $0 Net Impact Per Period ~$67.8M ~$42.5M ~($33.7M) ~($8.5M) Additionally, we received a termination notice from a separate customer, who in turn provided services to our Legacy customer. The contract with this customer extends beyond the Toyota Legacy contract. The effect of this change was an additional acceleration of $9.9 million and when added to the $67.8 million totals $77.7M of deferred revenue into the first quarter of fiscal year 2024.

Fiscal Q2 Guidance, No Change to Full Year Revenue and Gross Margin Guidance

	Q2FY24 Guidance		FY24 Guidance	
In millions except per share amounts	Low	High	Low	High
Revenue	$60	$64	$355	$375
GAAP Gross Margin	60%	63%	75%	76%
Non-GAAP Gross Margin (a,b)	62%	64%	76%	77%
GAAP Operating Margin	-43%	-34%	11%	15%
Non-GAAP Operating Margin (a,b)	-17%	-10%	24%	27%
GAAP Net Income (Loss)	($14)	($10)	$11	$26
GAAP Net Income Margin	-23%	-15%	3%	7%
Adjusted EBITDA (a,b)	($8)	($4)	$94	$109
Adjusted EBITDA Margin (a,b)	-14%	-7%	27%	29%
GAAP EPS – diluted	($0.33)	($0.24)	$0.27	$0.63
Non-GAAP EPS – diluted (a,b)	($0.28)	($0.19)	$1.32	$1.62

(a) *Non-GAAP excludes acquisition-related costs, amortization of acquired intangible assets, restructuring expense, and stock-based compensation. (b) Refer to the Appendix for more information on GAAP to non-GAAP reconciliations and related definitions.*

(b) *The items highlighted in blue in FY24 guidance reflect changes from guidance provided on November 27, 2023.*

- Full year fixed contract contribution lowered to approximately $20M per year starting in FY24
- Approximately $5M of fixed contracts expected in Q2
- Adjustments to full year guidance for GAAP operating results due to restructuring expense and an indemnification asset release
- Increase in full year non-GAAP EPS guidance due to favorable foreign exchange in Q1FY24

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Q&A

Appendix

License Business Revenue Recognition Type of Contract Description GAAP Revenue Recognition Cash Receipt Variable License applied at production Quarter car is produced. Based on volume Quarter following GAAP revenue recognition Fixed (Pre-Pay) Bulk inventory purchase ($ based) Full value of contract at signing. Volume independent Standard payment terms for full value (upfront payment) Fixed (Minimum Commitment) Commitment to purchase ($ based) in a specified time period. (1 – 5 years) Full value of contract at signing. Volume independent Based on shipment volumes over multiple years The fixed contracts only apply to the license business. If a car is also using our connected services, it will follow the normal billing and revenue recognition process regardless of whether a variable or fixed license was applied. The fixed contracts typically provide the customer with a price discount and can include the conversion of a variable contract that is already in our variable backlog.

Connected and Professional Services Revenue Recognition Connected Services Typical Period GAAP Revenue Recognition Cash Receipt Subscription Term 1 – 5 years Amortized evenly over subscription period Billed/collected full amount at start of subscription period (value added to deferred revenue) Usage Contract(a),(b) 1 – 5 years Recognized at same time of billing based on actual usage Billed every quarter based on actual usage Customer Hosted(c) License Quarter in which license is delivered to customer Upon delivery (a) Approximately 30% of new connected revenue is usage based and is primarily with one customer (b) Usage can be defined by number of active users or number of monthly transactions (c) Customer Hosted is a software license that allows the customer to take possession of the software and enable hosting by the customer or a third-party Professional Services Period GAAP Revenue Recognition Cash Receipt Custom Design Services Ongoing Revenue is recognized over time based upon the progress towards completion of the project Billed/collected on milestone completion

KPI Measures – Definitions Key performance indicators We believe that providing key performance indicators (“KPIs”), allows investors to gain insight into the way management views the performance of the business. We further believe that providing KPIs allows investors to better understand information used by management to evaluate and measure such performance. KPIs should not be considered superior to, or a substitute for, operating results prepared in accordance with GAAP. In assessing the performance of the business during the three months ended December 31, 2023, our management has reviewed the following KPIs, each of which is described below:  Percent of worldwide auto production with Cerence technology: The number of Cerence enabled cars shipped as compared to IHS Markit car production data. Repeatable software contribution: The percentage of repeatable revenues as compared to total GAAP revenue in the quarter on a TTM basis. Repeatable revenues are defined as the sum of License and Connected Services revenues. Repeatable software contribution excludes Toyota Legacy and revenue from another customer in support of the legacy contract. Change in number of Cerence connected cars shipped: The year over year change in the number of cars shipped with Cerence connected solutions. Amounts are calculated on a TTM basis.  Change in Adjusted total billings YoY (TTM): The year over year change in total billings adjusted to exclude Professional Services, prepay billings and prepay consumption.  Monthly Active Users: Represents users that access the cloud-based services at least once during the month

Non-GAAP Financial Measures – Definitions Discussion of Non-GAAP Financial Measures We believe that providing the non-GAAP information in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three ending December 31, 2023 and 2022, our management has either included or excluded the following items in general categories, each of which is described below. Cerence is not providing a reconciliation of certain forward-looking, non-GAAP financial targets to the GAAP equivalent because Cerence is unable to provide this reconciliation without unreasonable effort due to information regarding the relevant adjustments not being ascertainable or accessible. Such information could be material to future results.

Non-GAAP Financial Measures – Definitions Adjusted EBITDA  Adjusted EBITDA is defined as net income attributable to Cerence Inc. before net income (loss) attributable to income tax (benefit) expense, other income (expense) items, net, depreciation and amortization expense, and excluding acquisition-related costs, amortization of acquired intangible assets, stock-based compensation, and restructuring and other costs, net or impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Other income (expense) items, net include interest expense, interest income, and other income (expense), net (as stated in our Condensed Consolidated Statement of Operations). Our management and Board of Directors use this financial measure to evaluate our operating performance. It is also a significant performance measure in our annual incentive compensation programs.   Restructuring and other costs, net. Restructuring and other charges, net include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business such as employee severance costs, costs for consolidating duplicate facilities, third-party fees relating to the modification of our convertible debt, and the release of a pre-acquisition contingency. Amortization of acquired intangible assets. We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Non-GAAP Financial Measures – Definitions Non-cash expenses. We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest. These items are further discussed as follow: (i)Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we exclude stock-based compensation from our operating results. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods. ii)Non-cash interest. We exclude non-cash interest because we believe that excluding this expense provides management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods. Other expenses. We exclude certain other expenses that result from unplanned events outside the ordinary course of continuing operations, in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as other charges (credits), net, losses from extinguishment of debt, and changes in indemnification assets corresponding with the release of pre-spin liabilities for uncertain tax positions.  Adjustments to income tax provision. Adjustments to our GAAP income tax provision to arrive at non-GAAP net income is determined based on our non-GAAP pre-tax income. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability. We also exclude from our non-GAAP tax provision certain discrete tax items as they occur.

Q1 FY24 Reconciliations of GAAP to Non-GAAP Results Free cash flow is net cash provided by operating activities determined in accordance with GAAP less capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures. (unaudited - in thousands) 1 (unaudited - in thousands) Three Months Ended December 31, 2023 2022 GAAP revenue $138,335 $83,658 GAAP gross profit $112,000 $57,475 Stock-based compensation 641 1,349 Amortization of intangible assets 103 103 Non-GAAP gross profit $112,744 $58,927 GAAP gross margin 81.0% 68.7% Non-GAAP gross margin 81.5% 70.4% GAAP operating income (loss) $58,580 $(1,977) Stock-based compensation 8,380 12,472 Amortization of intangible assets 648 2,453 Restructuring and other costs, net 705 4,189 Non-GAAP operating income $68,313 $17,137 GAAP operating margin 42.3% -2.4% Non-GAAP operating margin 49.4% 20.5% GAAP net income (loss) $23,857 $(2,158) Stock-based compensation 8,380 12,472 Amortization of intangible assets 648 2,453 Restructuring and other costs, net 705 4,189 Depreciation 2,038 2,555 Total other (expense) income, net (382) 1,069 Provision for income taxes 34,341 1,250 Adjusted EBITDA $70,351 $19,692 GAAP net income (loss) margin 17.2% -2.6% Adjusted EBITDA margin 50.9% 23.5% Three Months Ended December 31, 2023 2022 GAAP net income (loss) $23,857 $(2,158) Stock-based compensation 8,380 12,472 Amortization of intangible assets 648 2,453 Restructuring and other costs, net 705 4,189 Non-cash interest expense 1,468 444 Other (27) - Adjustments to income tax expense 19,259 (3,184) Non-GAAP net income $54,290 $14,216 Adjusted EPS: GAAP Numerator: Net income (loss) attributed to common shareholders - basic $23,857 $(2,158) Interest on the Notes, net of tax 2,250 - Net income (loss) attributed to common shareholders - diluted $26,107 $(2,158) Non-GAAP Numerator: Net income attributed to common shareholders - basic $54,290 $14,216 Interest on the Notes, net of tax 1,120 - Net income attributed to common shareholders - diluted $55,410 $14,216 GAAP Denominator: Weighted-average common shares outstanding - basic 41,186 39,962 Adjustment for diluted shares 8,069 - Weighted-average common shares outstanding - diluted 49,255 39,962 Non-GAAP Denominator: Weighted-average common shares outstanding- basic 41,186 39,962 Adjustment for diluted shares 8,069 - Weighted-average common shares outstanding - diluted 49,255 39,962 GAAP net income (loss) per share - diluted $0.53 $(0.05) Non-GAAP net income per share - diluted $1.12 $0.36 GAAP net cash used in operating activities $(2,815) $(2,118) Capital expenditures (931) (683) Free Cash Flow $(3,746) $(2,801)

Reconciliations of GAAP Financial Measures to non-GAAP Financial Measures (unaudited - in thousands) Q1FY24 Q4FY23 Q3FY23 Q2FY23 GAAP revenues $138,335 $80,764 $61,660 $68,393 Less: Professional services revenue 20,692 18,491 17,240 18,667 Less: Legacy related revenue 86,613 8,853 8,867 8,885 Non-GAAP Repeatable revenues $31,030 $53,420 $35,553 $40,841 GAAP revenues TTM $349,152 Less: Legacy related revenue TTM 113,218 GAAP revenues TTM, excluding Legacy related revenue TTM 235,934 Less: Professional services revenue TTM 75,090 Less: Legacy related revenue TTM 113,218 Non-GAAP Repeatable revenues TTM $160,844 Repeatable software contribution 68%

Q2 FY24 and Full Year FY24 Reconciliations of GAAP to non-GAAP Guidance

(unaudited - in thousands)

	Q2 2024		FY2024	
	Low	High	Low	High
GAAP revenue	$ 60,000	$ 64,000	$ 355,000	$ 375,000
GAAP gross profit	$ 36,200	$ 40,200	$ 265,200	$ 285,200
Stock-based compensation	700	700	2,800	2,800
Amortization of intangible assets	-	-	100	100
Non-GAAP gross profit	$ 36,900	$ 40,900	$ 268,100	$ 288,100
GAAP gross margin	60%	63%	75%	76%
Non-GAAP gross margin	62%	64%	76%	77%
GAAP operating (loss) income	$ (25,600)	$ (21,600)	$ 40,800	$ 55,900
Stock-based compensation	9,400	9,400	36,200	36,200
Amortization of intangible assets	600	600	2,300	2,300
Restructuring and other costs, net	5,400	5,400	7,600	7,600
Non-GAAP operating (loss) income	$ (10,200)	$ (6,200)	$ 86,900	$ 102,000
GAAP operating margin	-43%	-34%	11%	15%
Non-GAAP operating margin	-17%	-10%	24%	27%
GAAP net (loss) income	$ (13,900)	$ (9,900)	$ 11,400	$ 26,400
Stock-based compensation	9,400	9,400	36,200	36,200
Amortization of intangible assets	600	600	2,300	2,300
Restructuring and other costs, net	5,400	5,400	7,600	7,600
Depreciation	2,000	2,000	7,500	7,500
Total other expense, net	(9,400)	(9,400)	(13,400)	(13,400)
(Benefit from) provision for income taxes	(21,100)	(21,100)	16,000	16,000
Adjusted EBITDA	$ (8,200)	$ (4,200)	$ 94,400	$ 109,400
GAAP net (loss) income margin	-23%	-15%	3%	7%
Adjusted EBITDA margin	-14%	-7%	27%	29%

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Q2 FY24 and FY24 Reconciliations of GAAP to Non-GAAP Guidance

(unaudited - in thousands)

	Q2 2024		FY2024	
	Low	High	Low	High
GAAP net (loss) income	**$ (13,900)**	**$ (9,900)**	**$ 11,400**	**$ 26,400**
Stock-based compensation	9,400	9,400	36,200	36,200
Amortization of intangibles	600	600	2,300	2,300
Restructuring and other costs, net	5,400	5,400	7,600	7,600
Non-cash interest expense	1,500	1,500	6,000	6,000
Indemnification asset release	7,700	7,700	7,700	7,700
Other	-	-	(100)	(100)
Adjustments to income tax expense	(22,500)	(22,500)	(10,300)	(10,300)
Non-GAAP net (loss) income	**$ (11,800)**	**$ (7,800)**	**$ 60,800**	**$ 75,800**
Adjusted EPS:				
GAAP Numerator:				
Net (loss) income attributed to common shareholders - basic and diluted	**$ (13,900)**	**$ (9,900)**	**$ 11,400**	**$ 26,400**
Non-GAAP Numerator:				
Net (loss) income attributed to common shareholders - basic	$ (11,800)	$ (7,800)	$ 60,800	$ 75,800
Interest on the Notes, net of tax	-	-	4,500	4,500
Net (loss) income attributed to common shareholders - diluted	**$ (11,800)**	**$ (7,800)**	**$ 65,300**	**$ 80,300**
GAAP Denominator:				
Weighted-average common shares outstanding - basic	41,700	41,700	41,600	41,600
Adjustment for diluted shares	-	-	400	400
Weighted-average common shares outstanding - diluted	**41,700**	**41,700**	**42,000**	**42,000**
Non-GAAP Denominator:				
Weighted-average common shares outstanding- basic	41,700	41,700	41,600	41,600
Adjustment for diluted shares	-	-	7,900	7,900
Weighted-average common shares outstanding - diluted	**41,700**	**41,700**	**49,500**	**49,500**
GAAP net (loss) income per share - diluted	**$ (0.33)**	**$ (0.24)**	**$ 0.27**	**$ 0.63**
Non-GAAP net (loss) income per share - diluted	**$ (0.28)**	**$ (0.19)**	**$ 1.32**	**$ 1.62**

cerence

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